Exhibit 99.1

Kimco Realty Reports Strong Third Quarter 2014 Operating Results - FFO as Adjusted per Diluted Share Increases 9.1% Led by Solid U.S. Same-Property NOI Growth of 4.9%; Board Approves a 6.7% Dividend Increase per Common Share

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--October 28, 2014--Kimco Realty Corp. (NYSE:KIM) today reported results for the third quarter ended September 30, 2014.

Financial Results

Net income available to common shareholders for the third quarter of 2014 was $180.1 million, or $0.44 per diluted share, compared to $41.2 million, or $0.10 per diluted share, for the third quarter of 2013. Net income available to common shareholders during the third quarter of 2014 included $115.4 million of gains on sales of operating properties and $5.3 million of impairments attributable to the sale or pending disposition of operating properties. This compares to $81.6 million of gains on the sales of operating properties and $91.0 million of impairments during the third quarter of 2013. Both operating property impairments and gains on sales are excluded from the calculation of funds from operations (FFO).

For the nine months ended September 30, 2014, net income available to common shareholders was $327.5 million, or $0.79 per diluted share, compared to $131.0 million, or $0.32 per diluted share, through September 30, 2013. Net income available to common shareholders for the nine months ended September 30, 2014 included $256.0 million of gains on sales of operating properties and $103.7 million of impairments attributable to the sale or pending disposition of operating properties. This compares to $137.2 million of gains on the sales of operating properties and $145.1 million of impairments during the same period of 2013.

FFO, a widely accepted supplemental measure of REIT performance, was $159.9 million, or $0.39 per diluted share, for the third quarter of 2014 compared to $141.4 million, or $0.34 per diluted share, for the third quarter of 2013, representing a 14.7% increase. For the nine months ended September 30, 2014, FFO was $439.5 million, or $1.07 per diluted share, compared to $417.9 million, or $1.02 per diluted share, for the same period last year.

FFO as adjusted, which excludes the effects of non-operating impairments as well as transactional income and expenses, was $148.2 million, or $0.36 per diluted share, for the third quarter of 2014, compared to $134.6 million, or $0.33 per diluted share, for the third quarter of 2013, representing a 9.1% increase. FFO as adjusted for the nine months ended September 30, 2014 was $432.2 million, or $1.05 per diluted share, compared to $408.9 million, or $1.00 per diluted share, for the same period in 2013.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Operating Results

Third quarter 2014 shopping center portfolio operating results:

  Pro-rata occupancy in the U.S. and combined (including Canada and Latin America) portfolios ended the quarter at 95.5% and 95.3%, respectively. This represented increases of 110 basis points and 130 basis points, respectively, over the third quarter of 2013.
  U.S. shopping center portfolio pro-rata occupancy for anchor space (10,000 square feet and greater) was 98.2%, an 80 basis-point increase from the third quarter of 2013. The pro-rata occupancy for small shop space increased 230 basis points to 87% during this same period.

  U.S. portfolio pro-rata rental-rate leasing spreads increased 7.1% with rental rates for new leases up 10.2% and renewals/options increasing 6.4%.
  U.S. same-property net operating income (NOI) increased 4.9% compared to the third quarter of 2013, including a 1.70% increase from the inclusion of redevelopments.
  Combined same-property NOI, excluding the impact of foreign currency, increased 4.8% over the third quarter of 2013 with positive same-property NOI in Canada (+2.6%) and Latin America (+12.6%). Combined same-property NOI, including the impact of foreign currency, increased 4.2% over the same period in 2013.
  Total leases executed in the combined portfolio: 511 new leases, renewals and options totaling 2.2 million square feet.

Investment Activity

United States

  As previously announced, the company acquired a portfolio of 10 predominantly grocery-anchored shopping centers from its joint venture with SEB Asset Management for a gross price of $275.8 million. Kimco paid approximately $69.8 million for the remaining 85% equity interest held by SEB Asset Management which was subject to $193.6 million of mortgage debt.
  During the third quarter, Kimco sold ownership interests in 24 U.S. properties (including seven properties held in joint ventures) totaling 2.4 million square feet for a gross sales price of $263.6 million, including $35.2 million of mortgage debt. The company’s pro-rata share from these sales was $205.4 million.
  Subsequent to the third quarter, Kimco sold ownership interests in 17 properties totaling 2.1 million square feet for a gross sales price of $316.3 million. The company’s pro-rata share from these sales was $161.3 million.
  Kimco currently has 37 properties for sale with an accepted offer or under contract with a gross sales price totaling approximately $215.6 million of which the company’s pro-rata share is expected to be approximately $192.8 million.

Mexico and South America (Latin America)

  As previously announced during the third quarter, Kimco completed the sale of three shopping centers in Mexico for a gross sales price of 1.5 billion pesos ($110.8 million). The company’s pro-rata share from these sales was approximately 1.3 billion pesos ($99.2 million).
  Subsequent to the third quarter, the company sold its two remaining Peruvian properties for approximately $5.8 million.
  Since the beginning of 2014, Kimco has sold 18 retail properties in Latin America, 16 of which were located in Mexico, comprising 4.5 million square feet for a gross sales price of $420.7 million. The company’s pro-rata share from these sales was $308.8 million.

Dividend Declarations

Kimco’s board of directors declared and increased the company’s quarterly cash dividend 6.7% to $0.24 per common share payable on January 15, 2015, to shareholders of record on January 2, 2015, representing an ex-dividend date of December 30, 2014.

The board of directors also declared quarterly dividends with respect to the company’s various series of cumulative redeemable preferred shares (Class H, Class I, Class J and Class K). All dividends on the preferred shares will be paid on January 15, 2015, to shareholders of record on January 2, 2015, with an ex-dividend date of December 30, 2014.

2014 Guidance

The company has revised its 2014 full-year guidance range for FFO, FFO as adjusted (which does not include any estimate for transactional activities or non-operating impairments), occupancy and same-property NOI for the combined portfolio as follows:

	Revised Guidance	Previous Guidance

FFO (per diluted share):	$1.42 -$1.45	$1.36 - $1.40
FFO as adjusted (per diluted share):	$1.38 - $1.40	$1.36 - $1.40
Combined portfolio occupancy:	+80 to +100 basis points	+50 to +75 basis points
Combined same-property NOI:	+2.75% to +3.5%	+2.5% to +3.5%

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Wednesday, October 29, 2014, at 10:00 a.m. EDT. The call will include a review of the company’s third quarter 2014 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 4676982).

A replay will be available through 9:00 a.m. EST on December 1, 2014 by dialing 1-877-344-7529 (Passcode: 10051546). Access to the live call and replay will be available on the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, New York, that owns and operates North America’s largest publicly-traded portfolio of neighborhood and community shopping centers. As of September 30, 2014, the company owned interests in 814 shopping centers comprising 117 million square feet of leasable space across 41 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) risks related to our international operations, (viii) the availability of suitable acquisition, disposition and redevelopment opportunities, (ix) valuation and risks related to our joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission (SEC) filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2013. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2013, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2014		2013		2014		2013
Revenues
Revenues from rental properties	$253,367		$212,153		$723,891		$629,691
Management and other fee income	8,679		9,310		26,245		26,752

Total revenues	262,046		221,463		750,136		656,443

Operating expenses
Rent	3,559		3,315		10,362		10,012
Real estate taxes	31,553		28,156		92,413		81,345
Operating and maintenance	32,143		23,767		90,190		73,721
General and administrative expenses	28,674		30,828		94,682		96,148
Provision for doubtful accounts	992		2,102		4,612		6,917
Impairment charges	6,141		58,650		45,691		83,887
Depreciation and amortization	69,188		57,933		191,423		170,827
Total operating expenses	172,250		204,751		529,373		522,857

Operating income	89,796		16,712		220,763		133,586

Other income/(expense)
Mortgage financing income	417		925		2,544		3,341
Interest, dividends and other investment income	269		416		712		9,464
Other (expense)/income, net	(1,238)		3,527		(3,796)		(1,292)
Interest expense	(51,578)		(53,949)		(154,998)		(162,404)
Income from continuing operations before income taxes,
equity in income of joint ventures, gain on change in control
of interests and equity in income from other real estate investments	37,666		(32,369)		65,225		(17,305)

Provision for income taxes, net	(5,366)		(23,763)		(14,651)		(26,584)
Equity in income of joint ventures, net	51,787		96,175		150,073		179,791
Gain on change in control of interests, net	14,431		-		83,773		21,711
Equity in income of other real estate investments, net	6,036		10,547		16,404		29,910

Income from continuing operations	104,554		50,590		300,824		187,523

Discontinued operations
Income from discontinued operating properties, net of tax	4,062		9,588		23,475		32,733
Impairment/loss on operating properties, net of tax	(566)		(26,928)		(58,373)		(68,130)
Gain on disposition of operating properties, net of tax	89,259		23,398		118,804		27,762
Income/(loss) from discontinued operations	92,755		6,058		83,906		(7,635)
Gain on sale of operating properties, net of tax (1)	-		540		389		1,080

Net income	197,309		57,188		385,119		180,968

Net income attributable to noncontrolling interests (3)	(2,601)		(1,425)		(13,899)		(6,296)

Net income attributable to the Company	194,708		55,763		371,220		174,672

Preferred stock dividends	(14,573)		(14,573)		(43,720)		(43,720)

Net income available to the Company's common shareholders	$180,135		$41,190		$327,500		$130,952
Per common share:
Income from continuing operations: (3)
Basic	$0.21		$0.08		$0.61		$0.33
Diluted	$0.21	(2)	$0.08	(2)	$0.61	(2)	$0.33	(2)
Net income: (4)
Basic	$0.44		$0.10		$0.80		$0.32
Diluted	$0.44	(2)	$0.10	(2)	$0.79	(2)	$0.32	(2)

Weighted average shares:
Basic	409,326		408,060		408,868		407,459
Diluted	411,101		408,866		410,683		408,510

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($2,605) and ($4,204) for the quarters ended September 30, 2014 and 2013, and ($6,503) and ($8,140) for the nine months ended September 30, 2014 and 2013, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $431 and $337 for the quarters ended September 30, 2014 and 2013 and $1,292 and $1,011 for the nine months ended September 30, 2014 and 2013, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	September 30,	December 31,
	2014	2013
Assets:
Operating real estate, net of accumulated depreciation
of $1,937,463 and $1,878,681, respectively	$7,883,798	$7,146,845
Investments and advances in real estate joint ventures	1,087,425	1,257,010
Real estate under development	79,203	97,818
Other real estate investments	268,183	274,641
Mortgages and other financing receivables	22,724	30,243
Cash and cash equivalents	154,190	148,768
Marketable securities	77,123	62,766
Accounts and notes receivable	161,158	164,326
Other assets	559,407	481,213
Total assets	$10,293,211	$9,663,630

Liabilities:
Notes payable	$3,353,458	$3,186,047
Mortgages payable	1,343,859	1,035,354
Dividends payable	104,858	104,496
Other liabilities	563,926	482,054
Total liabilities	5,366,101	4,807,951
Redeemable noncontrolling interests	91,413	86,153

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,961,200 shares
102,000 shares issued and outstanding (in series)
Aggregate liquidation preference $975,000	102	102
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 411,338,211 and 409,731,058 shares, respectively	4,113	4,097
Paid-in capital	5,722,829	5,689,258
Cumulative distributions in excess of net income	(945,949)	(996,058)
Accumulated other comprehensive income	(68,620)	(64,982)
Total stockholders' equity	4,712,475	4,632,417
Noncontrolling interests	123,222	137,109
Total equity	4,835,697	4,769,526
Total liabilities and equity	$10,293,211	$9,663,630

Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2014		2013		2014		2013
Net income available to common shareholders	$180,135		$41,190		$327,500		$130,952
Gain on disposition of operating property, net of tax and noncontrolling interests	(89,262)		(23,922)		(118,420)		(28,827)
Gain on disposition of joint venture operating properties	(26,106)		(57,651)		(137,530)		(108,407)
Depreciation and amortization - real estate related	68,014		62,445		193,007		185,742
Depr. and amort. - real estate jv's, net of noncontrolling interests	21,821		28,245		71,230		93,295
Impairments of operating properties, net of tax and noncontrolling interests	5,306		91,046		103,723		145,118
Funds from operations	159,908		141,353		439,510		417,873
Transactional income, net	(11,706)		(6,744)		(7,261)		(8,963)
Funds from operations as adjusted	$148,202		$134,609		$432,249		$408,910

Weighted average shares outstanding for FFO calculations:
Basic	409,326		408,060		408,868		407,459
Units	1,530		1,519		1,537		1,539
Dilutive effect of equity awards	2,967		2,378		3,006		2,622
Diluted	413,823	(1)	411,957	(1)	413,411	(1)	411,620	(1)

FFO per common share - basic	$0.39		$0.35		$1.07		$1.03
FFO per common share - diluted	$0.39	(1)	$0.34	(1)	$1.07	(1)	$1.02	(1)
FFO as adjusted per common share - diluted	$0.36	(1)	$0.33	(1)	$1.05	(1)	$1.00	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $747 and $621 for the three months ended September 30, 2014 and 2013, and $2,240 and $1,878 for the nine months ended September 30, 2014 and 2013, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Income From Continuing Operations
to Same Property Net Operating Income "Same Property NOI"
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Income from continuing operations	$104,554	$50,590	$300,824	$187,523
Adjustments:
Management and other fee income	(8,679)	(9,310)	(26,245)	(26,752)
General and administrative expenses	28,674	30,828	94,682	96,148
Impairment of property carrying values	6,141	58,650	45,691	83,887
Depreciation and amortization	69,188	57,933	191,423	170,827
Other expense, net	52,130	49,081	155,538	150,891
Provision for income taxes, net	5,366	23,763	14,651	26,584
Gain on change in control of interests	(14,431)	-	(83,773)	(21,711)
Equity in income of other real estate investments, net	(6,036)	(10,547)	(16,404)	(29,910)
Non same property net operating income	(17,870)	(12,123)	(47,458)	(56,219)
Non-operational expense from joint ventures, net	24,274	(5,339)	86,932	117,277
Same Property NOI	$243,311	$233,526	$715,861	$698,545
Impact from foreign currency	-	(1,372)	-	(5,404)
Same Property NOI, before foreign currency impact	$243,311	$232,154	$715,861	$693,141

Same Property Net Operating Income is a supplemental non-GAAP financial measure of real estate companies’ operating performance. Same Property NOI is considered by management to be an important performance measure of Kimco's operations and management believes that it is helpful to investors as a measure of Kimco's operating performance because it includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods and excludes properties under development and pending stabilization. As such, Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of Kimco's properties.

Same Property NOI is calculated using revenues from rental properties (excluding straight-line rents, lease termination fees and above/below market rents) less operating and maintenance expense, real estate taxes and rent expense, plus Kimco's proportionate share of Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate (two years for Latin American properties).

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2014
	Low	High
Projected diluted net income available to common
shareholder per share	$0.94	$0.97

Projected depreciation & amortization	0.63	0.65

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.22	0.24

Gain on disposition of operating properties	(0.29)	(0.31)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.33)	(0.35)

Impairments of operating properties, net of tax
and noncontrolling interests	0.25	0.25

Projected FFO per diluted common share	$1.42	$1.45

Transactional income, net	(0.04)	(0.05)

Projected FFO, as adjusted per diluted common share	$1.38	$1.40

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release. Under U.S. GAAP, the company is required to release cumulative translation adjustment (“CTA”) balances into earnings when the company has substantially liquidated its investment in a foreign entity. CTAs result from currency fluctuations between local currency and the U.S. dollar during the period in which the company held its investment and are recorded as a component of Accumulated other comprehensive income (“AOCI”) on the company’s Condensed Consolidated Balance Sheets. During 2013, the company began selling properties within its Latin American portfolio and the company may, in the near term, substantially liquidate all of its investments in this portfolio which will require the then unrealized loss on foreign currency translation to be recognized as a charge against earnings. The final impact of currency will apply to the respective gains and losses on the sale of these operating properties and will not have an impact on FFO or FFO as adjusted. At September 30, 2014, the aggregate CTA net loss balance relating to the company’s Latin American portfolio was $127.0 million.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications